              As filed with the Securities and Exchange Commission
                              on September 26, 1996

                                                     Registration No. 333-______
       -----------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       ----------------------------------
                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                     THE SECURITIES ACT OF 1933, AS AMENDED

                     ---------------------------------------

                            KUSHI MACROBIOTICS CORP.
             (Exact name of registrant as specified in its charter)

                                    Delaware
                          (State or other jurisdiction
                        of incorporation or organization)
                         -------------------------------
                                   13-3768554
                      (I.R.S. Employer Identification No.)

                             Three Stamford Landing
                           Stamford, Connecticut 06905
                                 (203) 973-2929
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)
                         -------------------------------
                                DANIEL A. FRANCE
                             Three Stamford Landing
                           Stamford, Connecticut 06905
                                 (203) 973-2929
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                      ------------------------------------
                                   Copies to:

                            RICHARD F. HOROWITZ, ESQ.
                             IRVING ROTHSTEIN, ESQ.
                          Heller, Horowitz & Feit, P.C.
                               292 Madison Avenue
                            New York, New York 10017

       - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
          Approximate date of commencement of proposed sale to public:
                 As soon as practicable after the effective date
                          of the registration statement

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box. [   ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. [ X ]

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [___] __________

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [___] _____

           If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |___|


*-----------------------------------------------------------------------------------------------------------
                                        CALCULATION OF REGISTRATION FEE
*-----------------------------------------------------------------------------------------------------------
                                                          Proposed
                                                          Maximum              Proposed
Title of Each Class                  Amount               Offering             Maximum            Amount of
of Securities to                     to be                Price Per            Aggregate          Registra-
be Registered                        Registered           Unit                 Price              tion Fee
- -------------------                  ----------           ---------            ---------          ---------

Common Stock
Purchase Warrants(1)                4,442,906             $ .375(2)             $1,666,090(2)       $  574.47

Common Stock(3)                     6,052,906             $2.125                $12,862,425         $3,255.32(4)

- ------------------------------------------------------------------------------------------------------------
Total Registration Fee                                                         $14,528,515         $3,829.79(4)
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

(1) To be offered by selling security holders, at their discretion, from time to time beginning from the effective date of this Registration Statement, at prevailing market prices at time of sale. Includes (i) 1,575,000 warrants issued to various persons or entities for services performed or in settlement of claims and (ii) 2,867,906 warrants issued as a distribution to all stockholders.

(2) Estimated solely for the purpose of calculating the registration fee. Proposed maximum offering price per share is estimated based upon the closing price on September 17, 1996.

(3) Represents shares of Common Stock underlying the Warrants being registered herewith. Also includes 1,610,000 shares of Common Stock underlying the warrants registered and issued in the Company's IPO, for which a current prospectus is required for exercise.

(4) Does not include payment for the shares of Common Stock underlying the IPO warrants discussed in footnote 3 above, for which a fee was paid in conjunction with the filing of Registration No. 33-92154-NY.

     The registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                            KUSHI MACROBIOTICS CORP.

Cross Reference Sheet Showing Location in Prospectus of
Information Required Therein by Item 1 through 13 of Form S-3

           Registration Statement                 Prospectus Caption
              Item and Heading                       of Location
           ----------------------                 ------------------
 1.      Forepart of the Registration
         Statement and Outside Front
         Cover Page of Prospectus............     Outside Front Cover

 2.      Inside Front and Outside Back
         Cover Pages and Prospectus..........     Inside Front Cover
                                                  Page
 3.      Summary Information,
         Prospectus Summary
         and Ratio of Earnings to                 Outside Front Cover,
         Fixed Charges.......................     Risk Factors

 4.      Use of Proceeds.....................     Use of Proceeds

 5.      Determination of Offering Price.....     Not Applicable

 6.      Dilution............................     Not Applicable

 7.      Selling Security Holders ...........     Selling Security
                                                  Holders

 8.      Plan of Distribution................     Cover Page,
                                                  Plan of Distribution

 9.      Description of the Securities to
         be Registered.......................     Not Applicable

10.      Interest of Named Experts and
         Counsel.............................     Not Applicable

11.      Material Changes....................     Not Applicable

12.      Incorporation of Certain
         Information by Reference............     Incorporation of Certain
                                                  Documents by Reference

13.      Disclosure of Commission Position
         on Indemnification for Securities
         Act Liabilities.....................     Disclosure of Commission
                                                  Position on
                                                  Indemnification for
                                                  Securities Act
                                                  Liabilities

                              SUBJECT TO COMPLETION

                            DATED SEPTEMBER 26, 1996

                                -----------------

                            KUSHI MACROBIOTICS CORP.

                             ----------------------


         This Prospectus covers the offer and proposed sale of the following securities:

         (i) up to 1,575,000 Common Stock Purchase Warrants to acquire a like number of shares of Common Stock, $.001 par value (the "Common Stock"), of Kushi Macrobiotics Corp. (the "Company") held by security holders who acquired them directly from the Company for services provided or in settlement of claims (the "Settlement Warrants");

         (ii) up to 2,867,906 Common Stock Purchase Warrants to purchase a like number of shares of Common Stock issued by the Company as a distribution to all of its stockholders (the "Dividend Warrants");

         (iii) up to 4,442,906 shares of Common Stock underlying the Settlement Warrants and the Dividend Warrants; and

         (iv) up to 1,610,000 shares of Common Stock underlying the Common Stock Purchase Warrants registered and issued in the Company's initial public offering (the "IPO Warrants") included herein so that their holders will have a current prospectus to permit their exercise.

See "Selling Securityholders".

                  The holders of the above-listed securities (the "Securities") are collectively referred to herein as the "Selling Securityholders." The Settlement Warrants, Dividend Warrants and IPO Warrants are collectively referred to herein as the "Warrants."

         Each of the Selling Securityholders may be deemed to be an "underwriter" of the Company's securities offered hereby, as that term is defined under the Securities Act of 1933, as amended (the "Act"). Each of the Selling Securityholders intends to sell the Warrants or the Securities offered hereby from time to time for their own account in the open market at the prices prevailing therein, or in individually negotiated transactions at such prices as may be agreed upon. Each of the Selling Securityholders will bear all expenses with respect to the offering of the Securities by them except the costs associated with registering the Securities under the Act and preparing and printing this Prospectus.

         The net proceeds from the Securities to be sold by the Selling Securityholders will inure entirely to their benefit and not that of the Company.

        The Company's Warrants and Common Stock are traded on NASDAQ (Symbols - "KMACW" AND "KMAC," respectively). The closing prices of the Company's IPO Warrants and Common Stock on September 17, 1996 were $.375 and $2.125, respectively.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL
DILUTION AS DESCRIBED HEREIN.  See "RISK FACTORS".

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        ---------------------------------


         With respect to the proposed sale of the Securities by the Selling Securityholders (if any of such holders are deemed to be an "affiliate" of the Company), the Company is taking steps either to register the Securities or permit such sales (or resales) pursuant to exemption from registration under the laws only of New York. However, if purchasers of the Securities are not residents of the aforementioned state, the Company will not be able to permit them to effect transfers of the Securities sold by the Selling Securityholders or to permit exercises of the Warrants, unless the purchaser or exerciser resides in a state which permits such transactions as exempt from registration. Under such circumstances, the only alternatives may be to sell to a resident of the aforementioned state or to sell to an entity, such as a state registered broker - dealer, which may be exempt under applicable state laws. Potential purchasers of the Securities should consult with their broker and/or attorney to determine what actions should be taken to comply with the laws of their state with respect to any such Securities to be purchased by them. To the extent any state laws require, transactions may only be conducted through state registered broker-dealers.

         The Company will furnish to each person to whom this Prospectus is delivered, upon written request, a copy of any or all of the documents referred to by reference, other than exhibits to such documents unless such exhibits are specifically incorporated herein by reference. Requests should be addressed to:
Mr. Daniel A. France, Vice President, Kushi Macrobiotics Corp., Three Stamford Landing, Stamford, CT 06905. The Company's telephone number is (203) 973-2929.

         NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. ANY INFORMATION OR REPRESENTATION NOT HEREIN CONTAINED, IF GIVEN OR MADE, MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN RESPECT OF THE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. DELIVERY OF THIS PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS.

                             ADDITIONAL INFORMATION

         The Company has filed with the headquarters office of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement on Form S-3 under the Securities Act of 1933 with respect to the securities offered hereby. This Prospectus filed as part of such Registration Statement does not contain all the information set forth in, or annexed as exhibits to, the Registration Statement. For further information pertaining to the securities offered hereby and the Company, reference is made to the Registration Statement and the exhibits thereto. The Registration Statement and exhibits thereto may be inspected at the Headquarters Office of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at certain of the Commission's regional offices at the following addresses: 7 World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the SEC, at 450 Fifth Street, N.W., Room 1024, Washington, D.C. at prescribed rates. The Commission also maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants such as the Company, that file electronically with the Commission. This material can be found at http://www.sec.gov.

                                   THE COMPANY

         The Company was formed under the laws of the State of Delaware in May 1994, to develop, produce and/or market a full line of high quality natural foods based on Michio Kushi's Standard Macrobiotic Diet. In August 1995, the Company raised approximately $4.8 million in its initial public offering ("IPO") of Common Stock and Warrants, which proceeds were used to fund activities undertaken during the Company's development phase. The sale and shipment of product began in the last quarter of fiscal 1995. In early 1996, management determined that revenues and profit margins were not adequate to sustain the business as a going concern. Since then, the Company's management has focused on finding a merger, joint venture or strategic alliance partner to protect stockholder equity. To conserve its working capital pending fulfillment of this objective, the Company reduced its staff and liquidated or otherwise resolved certain of its contractual obligations. In May 1996, the Company executed a definitive agreement to merge (the "Merger") with American Phoenix Group, Inc. a Nevada corporation ("American Phoenix"), which was subsequently amended in July 1996 (the "Merger Agreement"). The process of curtailment of operations and the reduction of overhead has been continued following execution of the Merger Agreement. The Company continues to seek a business combination or marketing alliance to enhance the long-term viability of its natural foods business, which will be spun off to a new entity at the Merger.

         Upon effectiveness of the Merger, American Phoenix will be merged with and into the Company, the separate existence of American Phoenix will cease and the Company will be the surviving corporation. As a consequence of the Merger, title to all of the property and assets of American Phoenix will be vested in the Company and the Company will be subject to all of the liabilities of American Phoenix.

         The Merger Agreement contemplates the pre-Merger Spin-off of the natural foods business of the Company to the Company's stockholders. The Spin-off will be accomplished by (i) the transfer and assignment of substantially all of the assets and certain of the liabilities of the Company to Kushi Foods and (ii) the declaration by the Company of a dividend, on each share of Common Stock outstanding as of a record date prior to the effective time of the Merger of the stock of Kushi Foods, the distribution of such dividend to be contingent upon consummation of the Merger.

         The Merger Agreement also provides for the declaration by the Company of a dividend on each share of Common Stock outstanding as of a record date prior to the Merger consisting of a Redeemable Common Stock Purchase Warrant of the Company. Distribution of the Dividend Warrants will be contingent upon the consummation of the

Merger. Each Dividend Warrant (as well as the other Warrants), upon exercise, will entitle the owner thereof to purchase one share of Common Stock during the period ending on August 10, 2000 at a price (subject to certain anti-dilution adjustments) of $3.75 per share.

         The Merger Agreement provides that, as soon as practicable following satisfaction of all conditions to the Merger, Certificates of Merger will be filed with the Secretary of State of Delaware and the Secretary of State of Nevada. The Merger will become effective upon the acceptance for filing of such Certificates of Merger by the Secretary of State of Delaware and the Nevada Secretary of State. It is currently expected that the Merger will occur on or shortly after September 26, 1996, provided that the failure of the Merger to occur on or before such date does not result from a breach of the Merger Agreement by the terminating party.

         The Company's corporate office is located at Three Stamford Landing, Stamford, Connecticut 06905 at which its telephone number is (203) 973-2929.

        The Company's IPO Warrants and Common Stock are traded on NASDAQ (Symbols - "KMACW" AND "KMAC," respectively). The closing prices of the Company's Warrants and Common Stock on September 17, 1996 was $.375 and $2.125, respectively.



                                  RISK FACTORS

         The securities being offered hereby represent a speculative investment and a high degree of risk. Therefore, prospective investors should thoroughly consider all of the risk factors discussed below and should understand that they could lose all or part of their investment. No person should consider investing who cannot afford to lose a substantial part or all of his investment or who is in any way dependent upon the funds that he is investing.

         NECESSITY OF AN EFFECTIVE REGISTRATION STATEMENT: BLUE SKY REGISTRATION OR EXEMPTION. There can be no assurance that the market price of the Common Stock will at any time during the term of Warrants reach a level that would result in the exercise of the Warrants. Moreover, any exercise of the Warrants must be made pursuant to a registration statement which is current at the time of exercise. The Company will endeavor promptly to maintain a current effective registration statement under the Act covering the Common Stock issuable upon exercise of the Warrants. If the Company is unable to maintain a current registration statement for any reason, or if the market price of the Common Stock does not exceed the exercise price of the Warrants during the term thereof, the benefits of purchasing the Warrants will not be realized. Moreover, holders of the Warrants may not be able to exercise their Warrants or transfer the Securities if they or their intended transferee reside in a state or which such transactions would not be permitted under state securities laws.

                  DILUTIVE EFFECT OF WARRANT EXERCISE. Although in the opinion of management the infusion of capital resulting from exercise of the Warrants would benefit the Company by providing a source of funding for the acquisition and development expenses associated with its corporate objectives, any such exercise of Warrants would dilute the percentage ownership of the Company. Moreover, the issuance of substantial amounts of Common Stock upon the exercise of the Warrants could negatively impact the market price of such stock.

                  INCURRENCE OF LIABILITIES RELATING TO THE PRE-MERGER OPERATIONS OF THE COMPANY. From the date of its inception and thereafter, the Company has incurred debts and liabilities in the operation of its natural foods business. Pursuant to the Merger Agreement, in conjunction with the Spin-Off, all of the liabilities of the Company, subject to specified exceptions, will be transferred to Kushi Foods. Although this transfer of liabilities is valid and effective as between the Company and Kushi Foods, the Company will remain liable to third parties for all of claims and debts arising out of the pre-Spin-Off business of the Company. Moreover, notwithstanding the Spin-Off, the Company will remain liable on the two leaseholds entered into by the Company in connection with its natural foods business, although Kushi Foods will provide the Company with a contractual indemnification of such leasehold obligations.

                  In the event that the assets of Kushi Foods are insufficient to satisfy any claim, obligation or liability arising out of the pre-Spin-Off operations of the Company, a creditor of Kushi Foods may seek satisfaction of any such claim, obligation or liability from the assets of the Company. Any such claims which may arise, to the extent that they are material and to the extent that the assets of Kushi Foods are insufficient to satisfy such claims, amy adversely affect the financial condition of the Company.

                  UNSPECIFIED ACQUISITIONS. Following the Merger, the Company intends to engage in acquisitions of other companies and businesses and will likely use its stock as consideration therefor. This may result in a dilution of the percentage of the equity to be owned by the investors in this offering. In addition, such acquisitions may involve speculative and risky undertakings by the Company. Under Delaware law, acquisitions do not require stockholder approval; however, certain acquisitions accomplished by merger or consolidation do require stockholder approval. The Company does not, in general, intend to submit acquisitions to stockholder vote except where required by Delaware Law.

                  DILUTION. Certain stockholders of the Company acquired their interests in the Company at an average cost per share which is significantly less than that which purchasers of the Securities offered hereby will pay for their stockholdings. Consequently, the purchasers of the Securities offered hereby will bear a disproportionate share of the risk of any loss that may be incurred in the Company's operations and an investment in the Company's securities will result in an immediate substantial dilution of the offering price.

                  NO DIVIDENDS AND NONE ANTICIPATED. The Company has not paid any dividends and does not contemplate or anticipate paying any dividends in the foreseeable future.

                  LIMITED MARKET FOR SECURITIES. The Company's securities currently trade on NASDAQ, and trading volume generally is not at a high level. As a result, there is a limited market in the Company's securities, and there can be no assurance that a more active market may develop. Accordingly, any investments in the Company's securities may be highly illiquid. Further, no assurance can be given that the Company will meet the criteria applicable to it for maintaining a listing on NASDAQ upon the Merger and on an ongoing basis thereafter. The NASDAQ By-Laws require that upon a change of control (such as will occur upon the Merger) a listed issuer must comply with all requirements applicable to initial inclusion. Currently, the NASDAQ criteria requires an applicant of inclusion to have: (i) two registered and active market makers,
(ii) total assets of at least $4 million, (iii) minimum bid price per share of $3.00, (iv) 300 stockholders, and (v) 100,000 shares held by non-insiders which shares must have a market value of at least $100,000.

                  POSSIBLE ISSUANCE OF PREFERRED STOCK AND POSSIBLE ADVERSE EFFECT ON RIGHTS OF HOLDERS OF COMMON STOCK. The Company is authorized to issue 5,000,000 shares of preferred stock which is to be expanded to 10,000,000 upon the Merger. Only 117,909 shares of preferred stock have been issued (and are being converted to Common Stock) and the Company has no present intention of issuing any preferred stock. However, the Board of Directors has broad powers to fix the rights and terms of any preferred stock without requiring shareholder approval. The issuance of preferred stock could have an adverse effect on the rights of holders of the Company's Common Stock.

                  TEMPORARY LOSS OF MARKET-MAKERS. Pursuant to Rule 10b-6, any of the Company's market-makers will be prohibited from engaging in any market-making activities with respect to the Company's securities for the period of ten business days prior to any solicitation by it of the exercise of any of the Company's public warrants until the termination of such activity. Accordingly, such market-maker may be unable to provide a market for the Company's securities during certain periods and, as a result, holders of the

Company's securities may find it more difficult to sell their holdings.

                  REQUIRED DISCLOSURE CONCERNING TRADING OF PENNY STOCKS OR LOW-PRICED SECURITIES. The Securities and Exchange Commission ("SEC") has adopted regulations that define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Effective July 15, 1992, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction of a disclosure schedule prepared by the SEC relating to the penny stock market. Commencing January 1, 1993, the broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                  While many NASDAQ-listed securities would be covered by the definition of penny stock, transactions in a NASDAQ-listed security would be exempt from all but the sole market-maker provision for (i) issuers who have $2,000,000 in tangible assets ($5,000,000 if the issuer has not been in continuous operation for three years), (ii) transactions in which the customer is an institutional accredited investor, and (iii) transactions that are not recommended by the broker-dealer. In addition, transactions in a NASDAQ security directly with a NASDAQ market-maker for such securities would be subject only to the sole market-maker disclosure, and the disclosure with respect to commissions to be paid to the broker-dealer and the registered representative. Finally, all NASDAQ securities would be exempt if NASDAQ raised its requirements for continued listing so that any issuer with less than $2,000,000 in net tangible assets or stockholders' equity would be subject to delisting. These criteria are more stringent than the current NASDAQ maintenance requirements. Consequently, these rules may restrict the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers to sell the Company's securities in the secondary market.

         The following additional factors should be considered in connection with evaluating the business and prospectus of American Phoenix which, upon the Merger, will become the business of the Company.

         LIMITED OPERATING HISTORY. The current corporate strategy of American Phoenix is to identify, acquire and develop emerging technologies. This strategy will continue to be pursued by the Company. American Phoenix has only a limited history operating under its present corporate strategy. Between August 1994 and August 1995, American Phoenix discontinued all operations in its original environmental business and entered a development stage. American Phoenix first generated net revenues during the second quarter ending February 29, 1996. Currently, American Phoenix's revenues are generated principally by its subsidiary MTA, manufacturer of high speed interdiction boats and Masling an engineering subsidiary of MTA. American Phoenix also earns revenue from its note portfolio. MTA has not begun commercial production of the next generation of its principal product. There can be no assurance that American Phoenix will be profitable or that subsidiaries will generate significant revenue from product sales or services. The likelihood of success of American Phoenix must be considered light of the problems, experiences, difficulties, complications and delays frequently encountered in connection with the operation and development of new and expanding businesses.

                  COMPETITION. Management anticipates that the industries in which the Company will operate will be intensely competitive. This competition is expected to increase with the pace of technological developments. Current and future competitors may have significantly greater financial, technical, manufacturing and marketing resources than the Company and its subsidiaries.

                  RAPID TECHNOLOGICAL CHANGE. The industries which have in the past been targeted by American Phoenix are characterized by rapid technological change. As a result, other technologies may emerge that offer technological,price or other marketing advantages over technologies to which American Phoenix's presently or hereafter becomes committed. Lower profit margins frequently are obtained on newer products than might be typical of mature products. American Phoenix focuses on companies with emerging technologies which are not likely to have mature products or substantial market share. Characteristically of participants in industries experiencing rapid technological change, American Phoenix's subsidiaries are likely to use product components that are not of standard industry design and products and services supplied by a small number of suppliers. Although these suppliers may be replaceable, American Phoenix could face significant production delays if any components or services were to become unavailable. The Company's ability to exploit emerging technologies will be subject to all of the foregoing risks as well as being dependent upon its ability to develop and market applications of emerging technologies.

                  ADDITIONAL FUNDING MAY BE REQUIRED. Achievement of Management's objectives will be dependent upon its ability to access significant capital. Current Management believes that it can raise sufficient capital through private placements, registered public offerings or exercise of outstanding warrants. If, for any reasons, sufficient capital is unavailable, the ability to develop and market existing businesses and to acquire new or additional businesses will be adversely affected.

                  DILUTION. In the recent past, American Phoenix has sought to acquire technologies and assets though the issuance or exchange of the capital stock of American Phoenix, rather than cash. After the Merger, management anticipates that the Company will continue to seek acquisition and merger transactions that can be effected in this manner. If the net tangible book value of such businesses or assets divided by the number of shares issued in connection with such transaction is less than the net tangible book value of the American Phoenix shares outstanding prior to such transaction, the then current owner of the Common Stock will suffer immediate dilution in the net tangible book value of their investment. No assurance can be given that such transactions will not result in dilution to existing stockholders.

                  INTERNATIONAL RISKS. American Phoenix's subsidiaries currently operate in Australia and are expected to conduct substantial business activities in the Pacific Rim. Foreign manufacturing and sales activities are subject to the risks of operating in an international environment. These risks include unstable political and economic environments, local labor laws and customs, local laws and taxes, the potential imposition of trade or foreign exchange restrictions, tariff increases and transportation delays. In addition, financial results are subject to fluctuations in foreign currency exchange rats within the countries where it operates. The risk of foreign exchange losses has been mitigated by the conduct of most of American Phoenix's foreign business transactions in local currency. It is anticipated that this practice will be continued by the Company.

                  DEPENDENCE UPON MANAGEMENT. The Company will be dependent upon the international expertise of its new management team (which will come primarily from current management of American Phoenix) and financial advisors to meet its strategic objectives. None of these persons necessarily have significant operational or marketing experience in the industries in which companies that the Company may acquire will compete.

                                 USE OF PROCEEDS


         The net proceeds from the Securities to be sold by the Selling Securityholders will inure entirely to their benefit and not that of the Company.

                              PLAN OF DISTRIBUTION

         It is anticipated that the Selling Securityholders will exercise the Warrants and/or offer the Securities for sale at the prices prevailing in the over-the-counter market (or other principal market, if any, on which the Securities may then be traded) on the date of sale. Such holders also may sell the Securities privately, either directly to the purchaser or through a broker or brokers. There are no arrangements or agreements with any brokers or dealers to act as underwriter of the Securities as of the date hereof. All costs, expenses and fees incurred in connection with the registration of the Securities, including but not limited to all registration and filing fees, printing expenses and fees (if any) and disbursements of the Company's counsel and accountants are being borne by the Company, but all selling and other expenses incurred by the holders will be borne by the holders.

                            SELLING SECURITY HOLDERS

         This Prospectus covers the proposed offer and resale of up to 4,442,906 Warrants and their underlying shares of the Company's Common Stock, and up to 1,610,000 shares of Common Stock underlying the IPO Warrants. The Warrants were issued to the Securityholders in payment for services rendered to the Company or in settlement of outstanding obligations, as a distribution or in a registered offering.

         The Dividend Warrants were distributed to all stockholders on the record date for such distribution on a one-to-one basis for each outstanding share of Common Stock. The officers and directors of the Company who received Dividend Warrants and their percentage ownership is contained in the chart below listing the holders of Settlement Warrants. The Company will receive no proceeds from the Securities being offered hereby.

         None of the IPO Warrants are held by officers or directors of the Company or, to the Company's knowledge, by any 1% holders of the Company's Common Stock.

         Following the Merger, except for Mr. France, none of the persons listed below will be officers or directors of the Company and their ownership of the Company will be diluted by 85% due to the issuance of shares of Common Stock to the stockholders of American Phoenix.

================================================================================
      Names                   Warrants              Warrants          Warrants
                              Held                  Offered           owned
                                                                      After Sale

================================================================================
Daniel A. France              100,000               100,000              -0-
Michio Kushi                  100,000               100,000              -0-
Mark Schindler                200,000               200,000              -0-
Dr. Eugene Stricker           200,000               200,000              -0-
Fred Sternau                   50,000                50,000              -0-
Morris Kirsner                 50,000                50,000              -0-
Arnold J. Wrobel              135,000               135,000              -0-
Michael Evangelist            135,000               135,000              -0-
Gifford Dieterle               30,000                30,000              -0-
Heller, Horowitz & Feit
  P.C.                         65,000                65,000              -0-
Bayith Lepleitot Inc.         200,000               200,000              -0-
ACG International, Inc.       150,000               150,000              -0-
Millennium Securities
   Corp.                      135,000               135,000              -0-
Gabriel Palka                  25,000                25,000              -0-

================================================================================

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated herein by reference:

         (a) (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995, filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

             (2) The Company's Quarterly Report on Form 10-QSB for the fiscal Quarter ended March 31, 1996, filed pursuant to Section 13 of the Exchange Act.

                  The Company's Quarterly Report on Form 10-QSB for the fiscal Quarter ended June 30, 1996, filed pursuant to Section 13 of the Exchange Act.

                  (3) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Exchange Act.

                  (4) The Company Registration Statement on Form S-4 declared effective September 3, 1996 (Registration No.333-10755).

         (b) In addition, all reports and other documents to be filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, as well as all such reports filed after the date hereof and prior to the termination of this offering, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of each such report or document.

                                 LEGAL OPINIONS

         Legal matters in connection with the securities being offered hereby will be passed upon for the Company by Heller, Horowitz & Feit, P.C., 292 Madison Avenue, New York, New York 10017.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Section 145 of the Delaware General Corporation Law, as amended, authorizes the Company to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person is a party by reason of being a director or officer of the Registrant if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions, Article 9 of the Registrant's Certificate of Incorporation contains provisions relating to the indemnification of directors and officers, to the full extent permitted by Delaware law.

         The Company may also purchase and maintain insurance for the benefit of any director or officer which may cover claims for which the Company could not indemnify such person.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Small Business Issues pursuant to the foregoing provisions, or otherwise, the Small Business Issues has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable.

                                TABLE OF CONTENTS



                                                                        PAGE NO.



THE COMPANY..................................................................  5

RISK FACTORS.................................................................  6

USE OF PROCEEDS.............................................................. 12

PLAN OF DISTRIBUTION......................................................... 12

SELLING SECURITY HOLDERS..................................................... 12

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................. 13

LEGAL OPINIONS............................................................... 14

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES............................... 14

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.          Other Expenses of Issuance and Distribution


         The following statement sets forth the estimated expenses in connection with the offering described in the Registration Statement.


Securities and Exchange Commission Fee............ $  5,528
NASDAQ Additional Listing Fee.....................    7,500
Accountants' Fees and Expenses....................    1,000
Legal Fees and Expenses...........................    8,000
Blue Sky Qualification, Fees and Expenses.........       75
Miscellaneous.....................................      897
                                                    -------
                         TOTAL                      $23,000


Item 15. Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law, as amended, authorizes the Registrant to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person is a party by reason of being a director or officer of the Registrant if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions, Article 9 of the Registrant's Certificate of Incorporation contains provisions relating to the indemnification of directors and officers, to the full extent permitted by Delaware law.

         The Registrant may also purchase and maintain insurance for the benefit of any director or officer which may cover claims for which the Registrant could not indemnify such person.

Item 16. Exhibits

         Registrant hereby incorporates by reference the following documents files as part of its Registration Statement on Form SB-2 (File No. 33-92154-NY), declared effective August 11, 1995 (the "Registration Statement"):

         3.1      Restated Certificate of Incorporation

         3.2      By-Laws

         4.1      Specimen Common Stock Certificate

Registrant hereby incorporates by reference the following documents that were filed with Amendment No. 1 to the Registration Statement:

         4.4       Specimen Warrant Certificate

         4.5       Form of Warrant Agreement

         The following exhibits are filed herewith:

         5         Opinion re: legality

         23(a)     Consent of Israeloff, Trattner & Co.


Item 17.          Undertakings.

                  The undersigned Registrant hereby undertakes;

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on behalf of the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on September 19, 1996.

                                                   KUSHI MACROBIOTICS CORP.


                                             By:  /s/ Daniel A. France
                                                  ------------------------------
                                                  Name: Daniel A. France
                                                  Title: Chief Operating &
                                                         Financial Officer

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                          TITLE                         DATE




s/Michio Kushi                     Chairman and             September 20, 1996
- ----------------------------       Chief Executive
Michio Kushi                       Officer



s/Daniel A. France                 Director, Chief          September 19, 1996
- ----------------------------       Operating and
Daniel A. France                   Financial Officer



s/Mark Schindler                   Director                 September 19, 1996
- ----------------------------
Mark Schindler



s/Dr. Eugene Stricker              Director                 September 19, 1996
- ----------------------------
Dr. Eugene Stricker



s/Fred Sternau                     Director                 September 19, 1996
- ----------------------------
Fred Sternau


                                   Director                 September __, 1996
- ----------------------------
Morris Kirsner

                                EXHIBIT INDEX


EXHIBIT NO.                                     DESCRIPTION

    5                                       OPINION RE: LEGALITY


  23.A                                      CONSENT OF ISRAELOFF,
                                             TRATTNER & CO.